Exhibit 99 (B)
REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
To the Board of Directors
Discover Bank
New Castle, Delaware
We have examined management’s assertion, included in the accompanying “Management’s Report on Internal Control and Compliance with Minimum Servicing Standards” dated February 24, 2006, that, based on the criteria established in “Internal Control-Integrated Framework” issued by the Committee of Sponsoring Organizations of the Treadway Commission (the “COSO report”), Discover Bank (the “Bank”) maintained effective internal control over financial reporting as of November 30, 2005, relating to the servicing and financial reporting procedures provided by the Bank to prevent and detect misstatements due to error or fraud in amounts that would be material to the assets of the Discover Card Master Trust I, Series: 1996-3, 1996-4, 1998-5, 1999-6, 2000-1, 2000-2, 2000-4, 2000-A, 2000-5, 2000-6, 2000-7, 2000-9, 2001-1, 2001-2, 2001-3, 2001-6, 2002-1, 2002-2, 2002-3, 2002-4, 2003-1 (including Subseries 1, Subseries 2, and Subseries 3), 2003-2, 2003-3, 2003-4 (including Subseries 1 and Subseries 2), 2004-1, 2004-2 (including Subseries 1 and Subseries 2), 2005-1, 2005-2, 2005-A, and 2005-3, respectively (the “Trust”) under Sections 3.03, 4.03, 4.04, 4.05, and 8.07 of the Amended and Restated Pooling and Servicing Agreement, dated as of November 3, 2004 between the Bank and U.S. Bank National Association as Trustee for Discover Card Master Trust I, as amended; and as supplemented by Sections 9, 13 and 14 of the Series Supplements, dated February 21 and April 30, 1996; June 12, 1998; December 14, 1999; January 27, March 14, May 10, May 22, June 6, June 19, June 20, and December 19, 2000; January 4, January 16, March 15, and July 24, 2001; January 23, April 25, May 29, and October 17, 2002; January 22, February 18, March 25, and December 30, 2003; November 3, 2004 and December 2, 2004; January 18, October 13, November 29, and November 30, 2005; respectively, (collectively, the “Pooling and Servicing Agreement”). Management is responsible for maintaining effective internal controls over financial reporting. Our responsibility is to express an opinion on management’s assertion based on our examination.
Our examination was conducted in accordance with attestation standards established by the American Institute of Certified Public Accountants and, accordingly, included obtaining an understanding of internal control over financial reporting relating to the servicing and financial reporting of the Trust as discussed above, testing, and evaluating the design and operating effectiveness of such internal control, and performing such other procedures as we considered necessary in the circumstances. We believe that our examination provides a reasonable basis for our opinion.
Because of inherent limitations of internal control over financial reporting, including the possibility of collusion or improper management override of controls, material misstatements due to error or fraud may occur and not be detected. Also, projections of any evaluation of the effectiveness of internal control over financial reporting to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.
In our opinion, management’s assertion that the Bank maintained effective internal control over financial reporting as of November 30, 2005, relating to the servicing and financial reporting procedures provided by the Bank to prevent and detect misstatements due to error or fraud in amounts that would be material in relation to the assets of the Trust under the Pooling and Servicing Agreement, taken as a whole, is fairly stated, in all material respects, based on the criteria established in the COSO report.
We have not examined and, accordingly, we do not express and opinion or any other form of assurance on management’s statements referring to compliance with laws and regulations.
/s/ Deloitte & Touche LLP
Chicago, Illinois
February 24, 2006